Filed Pursuant To Rule 433

Registration No. 333-278878

October 20, 2025

Twitter/X

Tweet 1: https://x.com/PeterMintzberg/status/1980353762322788740

Earlier this month, @Grayscale became the first U.S. asset manager to introduce staking through our Ethereum ETPs and Solana products.

This marks a major milestone for the Grayscale team and our clients: by integrating staking, we’re enabling investors to accrue staking rewards while gaining exposure to digital assets, laying the foundation for the next generation of crypto investing.

Tweet 2:

GSOL is not an ETP and is quoted on OTC Markets Group. See important disclosures and learn more about the following products:

Grayscale Ethereum Mini Trust ETF (Ticker: $ETH): https://etfs.grayscale.com/eth

Grayscale Ethereum Trust ETF (Ticker: $ETHE): https://etfs.grayscale.com/ethe

Grayscale Solana Trust (Ticker: $GSOL): https://grayscale.com/funds/grayscale-solana-truste-solana-trust?public

Tweet 3:

ETHE and ETH are exchange traded products that are not registered under the Investment Company Act of 1940 (the “40 Act”) and therefore are not subject to the same regulations and protections as '40 Act-registered ETFs and mutual funds. An investment in ETHE and ETH involves significant risk, including possible loss of principal. ETHE and ETH hold digital assets; however, an investment in ETHE and ETH is not a direct investment in digital assets. ETHE and ETH have each filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents ETHE and ETH each have filed with the SEC for more complete information about each of their offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ETHE, ETH or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101. GSOL is speculative and entails significant risk, including the risk that an investor could lose their entire investment. The Solana protocol was relatively recently conceived and it’s particular underlying technological mechanisms may not function as intended, which could have an adverse impact on the value of SOL, respectively, and an investment in GSOL. Foreside Fund Services, LLC is the Marketing Agent and Grayscale Investments Sponsors, LLC is the sponsor of ETHE and ETH. Grayscale Securities, LLC is the distributor of GSOL.

Grayscale Ethereum Mini Trust ETF ( the “Fund”) has filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents the Fund has filed with the SEC for more complete information about such Fund and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you such prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101.